EXHIBIT 10.22


Gary MacDonald
Suite 600-1090 West Pender Street
Vancouver, B. C.  V6E 2N7
Direct Line: 604-609-3770; Email: gary@macdonald.com
Reception: 604-683-5866, Facsimile: 604-683-8791

July 23, 1999

Vibro-Tech Industries, Inc.                                        Fax: 278-2712
201-11240 Bridgeport Road
Richmond, B.C.

Attention: Mr. Jock Chong, Chief Executive Officer

Dear Mr. Chong:

Re: Engagement of Gary MacDonald

     I am pleased to be engaged in the capacity of regulatory and business consultant and secretary in connection the organization, financing and operation of the business of Vibrotech Industries Ltd. (the "Company"). My work will relate primarily to the preparation and filing of a US Form 10 for the Company and such other companies as you may direct. I summarize details of my engagement and request the acceptance of the terms and conditions by signing and returning a signed copy of this letter.

     The initial remuneration for services rendered is a fee of Cdn$120 per hour plus Canadian Goods and Services tax. As matters progress, I am amenable to alteration of the remuneration for services, including remuneration by way of shares or rights to purchase shares should a company enter the public market place. Should the remuneration be altered, the alteration will be evidenced by a written amendment to this letter. The engagement may be terminated by Jock Chong on notice. I will be instructed from time to time by Jock Chong and William Chow.

     Bills for fees will be submitted every two weeks to the Company and are payable when received. Bills will itemize services performs and time incurred during the billing period. Allocation of fees among the various companies will be a matter of determination by you. If a separate statement of account is to be set up for a company other than theCompany, you will give a direction from time to time. Minor disbursements such as long distance telephone calls, delivery charges and photocopying may be incurred from time to time and will be reimbursed as recorded on statements of account. Photocopy charges are $0.10 per page, which is my cost. Other disbursements will be approved from time to time before being incurred.

     I request you forward an initial retainer of Cdn$2,000.


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     Part of the services rendered will involve the collection of corporate materials and the initial preparation of written materials relating to regulatory matters and the organization and operation of the business of the Company for registration with the Securities and Exchange Commission. I confirm my estimate of the fee for doing this if between Cdn$20,000 and Cdn$25,000.

     You acknowledge that the writer is not currently licensed to practice law in any jurisdiction and there will be instances in the course of the engagement where the services of firms qualified to practise law in various jurisdictions will be required. Part of my engagement will be to collect and prepare materials for legal review and to coordinate and deal with the various professional advisors, including legal and accounting firms, that will be required in the course of the organization and operation of the business of the Company and associated companies. The fees of any professional firm required in any jurisdiction will be to the account of the Company or such other associated company as you may direct. Such company which will enter into separate engagements with such firms.

     Should the writer be qualified in the course of this engagement to practise law in any jurisdiction, the remuneration will be altered to include the payment of additional taxes arising from such qualification.

     If the above is acceptable, please sign and return the enclosed copy of this letter.

Yours truly,


/s/ Gary A. MacDonald
Gary A. MacDonald
Direct Line: 604-609-3360, Direct Fax: 604-609-3363, Email: gmac@iremco.com

cc. Mr. Ken Telford, Fax: 688-7880

Accepted and agreed on July 23, 1999.

Vibro-Tech Industries, Inc.


By: /s/ Jock Chong
        Jock Chong, CEO


Gary MacDonald
Suite 600-1090 West Pender Street
Vancouver, B. C.  V6E 2N7
Direct Line: 604-609-3770; Email: gary@macdonald.com
Reception: 604-683-5866, Facsimile: 604-683-8791

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October 20, 1999

Vibro-Tech Industries, Inc.                                        Fax: 278-2712
201-11240 Bridgeport Road
Richmond, B.C.

Attention: Mr. Jock Chong, President and Chief Executive Officer

Dear Mr. Chong:

Re: Amendment of Engagement of July 23, 1999 of Gary MacDonald

I wish to confirm the conditions on which the engagement letter of July 23, 1999 is to be amended.

For the next three months, as Vibro-Tech puts together and files its Form 10-SB, my fees will not exceed in each month $7,000 plus GST. I hope to have the Form 10-SB filed before Christmas, 1999. I will still record my time and any time at the rate of Cdn$120 per hour that exceeds $7,000 per month will go to a share purchase account with shares to be purchased at a later date at US$0.40 per share.

I expect the preparation of the Form 10SB and supporting documents will take most, if not all, of my time for at least the next two, and possibly three, months and after the Form 10SB is filed the work required to be done as secretary of Vibro-Tech will be much less.

I note I am also doing other items as the annual meeting of Vibro-Tech, contracts as necessary and items with the subsidiaries of Vibro-Tech. The compensation arrangement will be reviewed in three months.

Vibro-Tech should be aware that after my work is finished, the Form 10SB, the audited financial statements and the exhibits required have to be converted into ASTI, which is the SEC EDGAR computer language. This will be done by another firm. Mr. George Roth is sending me the details of a Colorado firm that will do the conversion for US$5.00 per page, but Mr. Roth noted his last Form 10SB filing cost him US$7,000 just to convert and file. Vibro-Tech should be prepared for this.

     If the above is acceptable, please sign and return the enclosed copy of this letter.

Yours truly,



/s/ Gary A. MacDonald
Direct Line: 604-609-3360, Direct Fax: 604-609-3363, Email: gmac@iremco.com

cc. Mr. Ken Telford, Lucy Liang Fax: 688-7880, Mr. William Chow, Fax: 273-6662


                                       2.

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Accepted and agreed on October 22, 1999.

Vibro-Tech Industries, Inc.


By: /s/ Jock Chong
         Jock Chong, CEO

30070701/3-4